UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2025

American Strategic Investment Co.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39448	46-4380248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Bellevue Ave, Newport, Rhode Island 02840
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	NYC	New York Stock Exchange
Class A Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

ARC NYC400E67, LLC (“Laurel Borower”) and  ARC NYC200RIVER01, LLC (“200 Riverside Property Borrower”, and with the Laurel Borrower, collectively, the “Borrower”), subsidiaries of American Strategic Investment Co. (the “Company”), and Societe Generale, as lender, entered into the Loan Agreement, dated as of April 13, 2018 (the “Loan Agreement”), related to a loan in the principal amount of $50.0 million (the “Loan”). The Loan is evidenced by various promissory notes (the “Notes” and the holders of the Notes, collectively, the “Lender”) and secured by non-recourse mortgages on the Company’s 400 E. 67th Street and 200 Riverside Blvd. properties (the “Property”). New York City Operating Partnership L.P. (the “OP”), the Company’s operating partnership, serves as a limited guarantor of certain obligations under the Loan.

As previously disclosed, the Company was informed by the Rialto Capital Advisors, LLC, as special servicer on behalf of the Lender (the “Special Servicer”), pursuant to letters dated in November 2024, December 2024, January 2025 and June 2025 that the Company was in default under the Loan Agreement for events that first occurred in the third and fourth quarters of 2023, specifically the Company’s failure to establish a cash management account for excess cash sweeps over monthly debt service requirements failure to cooperate with the Lender to cure the alleged cash management procedure failures, and failure to pay outstanding amounts due under such Loan Agreement beginning in April 2025. The Company responded to notices of default sent in November 2024, December 2024 and January 2025, rejecting the assertions made by the Lender.

On November 6, 2025, the Company received a notice from the Special Servicer identifying certain additional events of default, specifically incurrence of indebtedness that does not constitute Permitted Indebtedness (as defined in the Loan Agreement) and incurrence of liens that are not in favor of the Lender or Permitted Encumbrances (as defined in the Loan Agreement), subject to certain exceptions, as a result of Borrower’s alleged failure to pay make certain additional payments and certain liens filed on the Property as a result thereof. In such notice, the Special Servicer notified the Borrower that, due to the alleged events of default under the Loan Agreement, the Loan had been accelerated, and all amounts under the Loan Agreement were due and payable, together with interest at the default rate set forth in the Loan Agreement, which is a rate annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) four percent (4%) above the interest rate of 4.516% per annum, compounded monthly. Such amounts include, but are not limited to, the $50.0 million principal amount of the Notes. The Company is evaluating its options with respect to the Property and there can be no assurance as to the resolution of these matters with the Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Strategic Investment Co.

Date: November 7, 2025	By:	/s/ Michael LeSanto
Michael LeSanto
Chief Financial Officer